Exhibit 10.1

RELEASE

THIS RELEASE (this “Release”) dated as of January 4, 2007 is executed and delivered in favor of FTI Consulting, Inc., a Maryland corporation (the “Borrower”), TEKLICON, INC., a California corporation (“Teklicon”) by Bank of America, N.A., as Administrative Agent under the Credit Agreement, Security Agreement and Pledge Agreement referenced below.

RECITALS:

WHEREAS, pursuant to that Credit Agreement (as amended, modified and supplemented, the “Credit Agreement”) dated as of September 29, 2006 among the Borrower, the Guarantors identified therein (including Teklicon), the Lenders identified therein and Bank of America, N.A., as Administrative Agent, the Lenders agreed to provide the Borrower with certain credit facilities;

WHEREAS, pursuant to the Security Agreement (as amended, modified and supplemented, the “Security Agreement”) dated as of September 29, 2006 among the Borrower, the Guarantors identified therein (including Teklicon), the Borrower and the Guarantors (including Teklicon) granted security interests in substantially all of their personal property to the Administrative Agent, for the benefit of the Lenders, as collateral security for the obligations of the Borrower under the Loan Documents;

WHEREAS, pursuant to the Pledge Agreement (as amended, modified and supplemented, the “Pledge Agreement”) dated as of September 29, 2006 among the Borrower, the Guarantors identified therein (including Teklicon), the Borrower and the Guarantors (including Teklicon) pledged all of the Capital Stock of their Subsidiaries to the Administrative Agent, for the benefit of the Lenders, as collateral security for the obligations of the Borrower under the Loan Documents; and

WHEREAS, the Borrower has sold all of the Capital Stock of Teklicon pursuant to the Stock Purchase Agreement (the “Purchase Agreement”) dated as of December 28, 2006 among the Borrower, Teklicon and the Buyers identified therein.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent, on behalf of itself and each of the Lenders, hereby agrees as follows:

1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Immediately upon consummation of the sale of Capital Stock of Teklicon pursuant to the Purchase Agreement, (a) the obligations of Teklicon under the Credit Agreement and the other Loan Documents (including, without limitation, the guaranty obligations under Section 4 of the Credit Agreement) shall automatically terminate, (b) all liens, security interests and pledges granted by Teklicon to the Administrative Agent under the Security Agreement and the Pledge Agreement shall automatically terminate, and (c) the pledge of the Capital Stock of Teklicon by the Borrower under the Pledge Agreement shall automatically terminate.

3. The Administrative Agent agrees to execute and/or deliver, at the Borrower’s expense, all releases, terminations and other documents as the Borrower or the Buyers may reasonably request to evidence the termination and release of the liens and security interests contemplated hereby.

4. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Release to produce or account for more than one such counterpart.

5. This Release shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

[SIGNATURE PAGES FOLLOW]

This Release is executed as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ RONALDO NAVAL
Name:	Ronaldo Naval
Title:	Vice President